Exhibit 99.1

Hercules Offshore Inc. Files Voluntary, Pre-Packaged Chapter 11 Case to

Facilitate Orderly Asset Sales, Maximize Value for Stakeholders

Company Expects to Continue Operations, Uphold Commitments to Stakeholders Throughout Process;

Unsecured Creditors to be Paid in Full Under Chapter 11 Plan

International Subsidiaries Not Included in Plan But Will Be Part of Sale

HOUSTON, June 6, 2016 – Hercules Offshore, Inc. (Nasdaq: HERO) (the “Company” or “Hercules”) today announced that, after receiving votes on the Company’s pre-packaged Chapter 11 Plan (the “Plan”) from lenders holding approximately 99.7% of the Company’s first lien debt (the “lenders”), with all such lenders voting to accept the Plan, the Company and certain of its U.S. subsidiaries have filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code.

Under the terms of the Plan, all of the Company’s assets will be marketed for sale, and those left unsold at the completion of the Chapter 11 process will be placed into a wind-down vehicle to ensure their continued, safe operation until sales are finalized. The Company’s international subsidiaries are not included as part of the Chapter 11 cases but will be part of the sale process.

The Plan provides that unsecured creditors will be paid in full in the ordinary course of business or at the completion of the Chapter 11 process. Shareholders will receive cash recoveries and interests in the wind-down vehicle if they vote as a class to accept the Plan or just interests in the wind-down vehicle if the class votes against the Plan. Importantly, shareholders will have to wait until the lenders are paid in full before receiving any recovery on their interests if the class votes to reject the Plan as opposed to receiving their pro rata share of $12.5 million on the effective date of the Plan and incremental cash distributions thereafter based on the success of the sale process if the class votes to accept the Plan. The lenders also will receive cash payments largely dependent on the success of the sale process but have agreed to compromise their own recoveries to pay unsecured claims in full and provide a recovery to the Company’s shareholders before being paid in full if the shareholder class votes to accept the Plan.

Hercules plans to operate its rigs and vessels as usual throughout the sale process and to meet its commitments to employees, customers and suppliers worldwide. To this end, the Company has filed the typical First Day Motions as part of its U.S. Chapter 11 case to continue its existing employee wage and benefit programs and to maintain its insurance. The Company also has filed a motion to continue paying suppliers’ claims for goods and services delivered prior to today’s filings under normal payment terms and fully expects to pay suppliers as usual for deliveries made from today forward.

Hercules continues to solicit votes from its shareholders. The Company strongly encourages shareholders to vote in favor of the Chapter 11 Plan because the Company believes shareholders will receive greater value if they accept as opposed to reject the Plan.

Hercules’s Chapter 11 case is being heard in the United States Bankruptcy Court for the District of Delaware. Additional information is available at http://www.herculesoffshore.com. Questions also may be directed to the Company’s dedicated hotline at 855-628-7532 (International: +1 917-651-0320) or via email at herculesinfo@PrimeClerk.com.

The Company has engaged Akin Gump Strauss Hauer & Feld LLP as its legal counsel, PJT Partners as its financial advisor and FTI Consulting as its restructuring advisor.

About Hercules Offshore, Inc.

Headquartered in Houston, Hercules Offshore, Inc. owns and operates a fleet of jackup rigs and liftboats. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world. For more information, please visit our website at http://www.herculesoffshore.com.

Statements above that are not historical facts are forward-looking statements, including the status of filing certain motions and the settlement of certain payments. Forward-looking statements by their nature involve substantial risks, uncertainties and assumptions, including without limitation, government and regulatory actions and other factors described in the risks and uncertainties described in our periodic reports filed with the Securities and Exchange Commission. Many of these factors are beyond our ability to control or predict.

SOURCE Hercules Offshore, Inc.

Travis Windle, FTI Consulting, +1 412.808.1152, travis.windle@fticonsulting.com

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